Exhibit 99.1

News Release

Contact: Mike Majors	•	3700 S. Stonebridge Drive	•	NYSE Symbol: TMK
972-569-3627		McKinney, Texas 75070

TORCHMARK CORPORATION REPORTS

SECOND QUARTER 2009 RESULTS

McKinney, TX, July 27, 2009–Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended June 30, 2009, net income was $1.38 per share compared with $1.47 per share for the year-ago quarter. Net operating income for the quarter was $1.53 per share, a 6% per share increase compared with $1.44 per share for the year-ago quarter.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended June 30,		%	Quarter Ended June 30,		%
	2009	2008	Chg.	2009	2008	Chg.
Insurance underwriting income*	$1.45	$1.29	12	$119.8	$117.1	2
Excess investment income*	0.92	0.93	(1)	76.2	84.1	(9)
Parent company expense	(0.03)	(0.03)		(2.6)	(2.7)
Income tax	(0.79)	(0.73)	8	(65.3)	(65.8)	(1)
Stock option expense, net of tax	(0.02)	(0.02)		(1.8)	(2.0)

Net operating income	$1.53	$1.44	6	$126.2	$130.6	(3)

Reconciling items, net of tax:
Gain on sale of agency buildings	—	—		—	0.1
Realized losses on investments	(0.14)	(0.06)		(11.8)	(5.0)
Medicare Part D adjustment	—	(0.02)		(0.3)	(2.1)
Tax settlements	—	0.11		—	10.1

Net income	$1.38	$1.47		$114.1	$133.7

Weighted average diluted shares outstanding (000)	82,735	90,698

*	See definitions in the discussions below and in the Torchmark 2008 SEC Form 10-K.

INSURANCE OPERATIONS – comparing the second quarter 2009 with second quarter 2008:

Life insurance accounted for 70% of the Company’s insurance underwriting margin for the quarter and 62% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 24% of Torchmark’s insurance underwriting margin for the quarter and 31% of total premium revenue. Medicare Part D accounted for 3% of insurance underwriting margin and 7% of total premium revenue.

Net sales of life insurance increased 12%, while health sales, excluding Medicare Part D, fell 48%.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended June 30, 2009	Quarter Ended June 30, 2008	% Chg.
Life insurance	$415.0	$406.5	2
Health insurance – excluding Medicare Part D	211.9	242.4	(13)
Health – Medicare Part D	45.5	44.5	2
Annuity	2.5	3.8	(35)

Total	$674.9	$697.2	(3)

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended June 30, 2009	% of Premium	Quarter Ended June 30, 2008	% of Premium	% Chg.
Insurance underwriting margins:
Life	$110.6	27	$104.1	26	6
Health	38.3	18	43.7	18	(12)
Health – Medicare Part D	4.8	11	5.4	12	(12)
Annuity	5.2		1.0		431

	158.9		154.2
Other income	0.7		1.0
Administrative expenses	(39.8)		(38.2)		4

Insurance underwriting income	$119.8		$117.1		2
Per share	$1.45		$1.29		12

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($48 million) on premium revenue of $143 million. Life premiums of $125 million were up 5% and life insurance underwriting margin of $41 million was up 9%. As a percentage of life premium, life underwriting margin was 33%, up from 32% and the highest of the major life distribution channels at Torchmark. Producing agents grew to 3,822, up 36% from a year ago, and up 9% during the quarter. Net life sales were $33 million, up 19%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin ($35 million), on premium revenue of $147 million. Life premiums of $135 million were up 5%, and the life underwriting margin of $34 million was up 13%. As a percentage of life premium, life underwriting margin was 25%, up from 23%. Net life sales were $34 million, up 9%.

LNL Agency (which now includes UA Branch Office Agency premiums and underwriting margin) was Torchmark’s third leading contributor to total underwriting margin ($30 million), on premium revenue of $174 million. Life premiums of $75 million were down 2% and life underwriting margin of $15 million was down 13%. As a percentage of life premium, life underwriting margin was 19%, down from 22%.

LNL Agency was Torchmark’s leading contributor to health underwriting margin ($16 million), on health premium of $99 million. Health underwriting margin as a percentage of premium was 16%, down from 17%.

Sales data and agent counts are still presented separately for the LNL and UA Branch Office Agencies. LNL Agency producing agents grew to 3,259, up 5% from a year ago, and down 9% during the quarter. Net life sales for the LNL Agency were $13 million, up 4%. UA Branch Office Agency producing agents fell to 1,165, down 49% from a year ago and down 26% during the quarter. Net health sales for UA Branch Office Agency were $5 million, down 76%.

UA Independent Agency was Torchmark's second leading contributor to health underwriting margin ($14 million), on health premium of $83 million. Health underwriting margin as a percentage of premium was 17%, same as the year-ago quarter. Net health sales were $6 million, down 37%.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agencies. Second quarter premium revenue was $45 million, same as the year-ago quarter. Underwriting margin for the second quarter 2009 was $5 million, same as the year-ago quarter.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits will be the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Torchmark Annuities consist of variable and fixed annuity contracts. Underwriting margin from the annuity segment was $5 million, up from $1 million for the year-ago quarter. The increase is due primarily to the effects of fluctuations in the equity markets on variable annuity account values. The variable annuity business is Torchmark’s only business where margins are significantly impacted by changes in equity markets.

Administrative Expenses were $39.8 million, up 4% from the year-ago quarter, primarily the result of an increase in pension expense.

INVESTMENTS

Excess Investment Income – comparing the second quarter 2009 with the second quarter 2008:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended June 30, (dollars in millions, except per share data)
	2009	2008	% Change

Net investment income	$167.3	$167.8	—

Required interest:
Interest credited on net policy liabilities	(76.3)	(68.9)	11
Interest on debt	(14.9)	(14.8)	1

Total required interest	(91.1)	(83.7)	9

Excess investment income	$76.2	$84.1	(9)
Per share	$0.92	$0.93	(1)

Net investment income was flat, while average invested assets increased 2%. The income remained level because more cash was held in short term investments than invested in bonds in the second quarter of 2009 compared to the year-ago quarter. In addition, the yield on short-term investments was .2% compared to 1.8% in the year-ago quarter. Interest credited on net policy liabilities increased 11% while the related liabilities increased 8%.

Investment Portfolio

The composition of the investment portfolio at June 30, 2009 is as follows:

	Invested Assets
	(dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$9,430	90%
Equities	17	—
Mortgage loans	17	—
Investment real estate	2	—
Policy loans	369	4%
Other long-term investments	38	—
Short-term investments	689	6%

Total	$10,501	100%

The investment portfolio contains no securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$6,561	$862	$7,424
Redeemable preferred stock*:
U.S.	921	412	1,364
Foreign	84	31	115
Municipal	256	—	256
Government-sponsored enterprises	81	—	81
Government and agencies	37	—	37
Residential mortgage-backed securities	22	—	22
Commercial mortgage-backed securities	4	—	4
Collateralized debt obligations	—	89	89
Other asset-backed securities	39	—	39

Total	$8,036	$1,394	$9,430

*	Torchmark’s redeemable preferred stock portfolio does not include any perpetual preferreds.

The market value of Torchmark’s fixed maturity portfolio was $8.1 billion; $1.4 billion lower than amortized cost of $9.4 billion. The $1.4 billion of net unrealized losses compares to $2.2 billion at March 31, 2009. Management believes the unrealized losses are due primarily to general economic conditions. Due to its strong liquidity position, Torchmark does not intend to sell the securities and plans to hold these investments to maturity.

Below investment grade bonds, at amortized cost, were $1.4 billion, or 15% of fixed maturities, compared to $1.3 billion, or 13% at 3/31/09. The increase in below investment grade bonds is due to rating agency downgrades of bonds that were previously investment grade.

The fixed maturity portfolio earned an annual effective yield of 6.97% during the second quarter of 2009, same as the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $246 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended June 30,
	2009	2008
Average annual effective yield	7.0%	7.0%
Average rating	A-	A+
Average life (in years) to:
First call	17.1	22.8
Maturity	17.6	32.5

Realized Capital Losses on Investments—during the quarter ended June 30, 2009:

Torchmark incurred a $38.1 million charge to earnings due to impairments and had $8.5 million of realized gains from dispositions during the quarter ended June 30, 2009. This resulted in a net capital loss of $29.6 million ($11.8 million after tax). The tax benefit exceeded 35% of the net capital loss because of a change in estimated deferred tax valuation allowance due primarily to increases in unrealized gains in the investment portfolio. Year-to-date, net capital losses have been $75.9 million ($52.8 million after tax).

LIQUIDITY/CAPITAL

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. Less than 1% of revenue arises from asset accumulation products where margins are significantly impacted by changes in the equity markets. Capital at the insurance companies continues to be sufficient to support current operations.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2009:

Torchmark projects that for the year ending December 31, 2009, net operating income per share will range from $5.93 to $6.08, assuming no more share repurchases for the year.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

Note: Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2008, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its second quarter 2009 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, July 28, 2009. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone:
972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com